Exhibit (a)(1)(B)

REPURCHASE NOTICE

TO:	GLOBAL INDUSTRIES, LTD.
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

The undersigned registered owner of this Debenture hereby irrevocably acknowledges receipt of a notice from Global Industries, Ltd. (the “Company”) regarding the right of Holders to elect to require the Company to repurchase the Debentures and requests and instructs the Company to repay the entire principal amount of this Debenture, or the portion thereof (which is $1,000 or an integral multiple thereof) below designated, in accordance with the terms of the Indenture dated July 27, 2007, between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), relating to the Debentures, as amended by the First Supplemental Indenture dated December 1, 2011, between the Company and the Trustee (together, the “Indenture”), at the price of 100% of such entire principal amount or portion thereof, together with accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date, to the registered Holder hereof. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture. The Debentures shall be repurchased by the Company as of the Fundamental Change Repurchase Date, pursuant to the terms and conditions specified in the Indenture.

Dated: __________________

Signature(s):

NOTICE: The above signatures of the Holder(s) hereof must correspond with the name as written upon the face of the Debenture in every particular without alteration or enlargement or any change whatever.

Debenture Certificate Number: _________________________

Principal amount to be repurchased (if less than all, must be $1,000 or whole multiples thereof): __________________________

Social Security or Other Taxpayer Identification Number:  ________________